CONFIDENTIAL PORTIONS OMITTED
                                      AGREEMENT

    AGREEMENT by and between UNIFET, INC., a California corporation having a place of business at 11021 Via Frontera, Suite 200, San Diego, California 92127 ("Unifet") and BECKMAN INSTRUMENTS, INC. a Delaware corporation having a place of business at 2500 Harbor Boulevard, Fullerton, California 92634 ("BECKMAN").

                                   R E C I T A L S

    I. Unifet is in the business of designing, developing and manufacturing pH meters and probes for sale by itself and others.

    II. Beckman desires Unifet to especially design, develop and manufacture two (2) pH meters and two (2) probes for distribution by Beckman into non-medical markets (the "Meters").

    III. Beckman desires to be the sole and exclusive world-wide distributor of the Meters and to have the exclusive right and option to manufacture the Meters.

    NOW THEREFORE in consideration of the undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

    1.0       DESIGN AND DEVELOPMENT

    1.1 DESIGN AND DEVELOPMENT - Unifet shall use its best efforts to design and develop the Meters. The Meters shall meet each and all of the specifications of Exhibit A.

    1.2 SCHEDULE - Unifet shall use its best efforts to comply with the development schedule of Exhibit B. Unifet recognizes that time is of the essence in its performance under this Agreement.

    1.3 DEVELOPMENT PAYMENTS - Beckman shall make the payments to Unifet at the times and in the amounts specified in Exhibit C.

    1.4 WORKS MADE FOR HIRE - Unifet shall promptly disclose and assign to Beckman all original works of authorship (whether made solely by them or jointly with others) fixed in any tangible medium of expression resulting from or suggested by the design and development services to be performed under Paragraph 1.1 and relating to the user interface, icons, the sequence of operations for input of data and calibration, graphics, the display format or the LCD for the Meters (jointly and severally "Works") . Works specifically excludes those inventions and trade secrets listed in Exhibit D which Unifet may include in the design and/or manufacture of the Meters. Unifet agrees (a) that all such Works shall be works made for hire, (b) that in the event any such Works are deemed not to be works made for hire, that Unifet assigns any and all rights they may have in such Works to Beckman, (c) that Beckman shall be the sole and exclusive owner of such Works and any copyright arising in such Works, and (d) that from time to time, upon request of Beckman, and without charge for their services beyond the payments herein specified, Unifet will assist Beckman, during and subsequent to the term of this Agreement (entirely at Beckman's expense) to obtain for Beckman's benefit copyrights and copyright registrations in any or all countries of the world and that they will execute all papers (including assignments) and do all things reasonably required in order to protect the copyrights and copyright registrations of Beckman and vest in it all right, title and interest in and to such copyrights and copyright registrations.

    1.5 EXTERNAL DESIGN AND INVENTIONS - Unifet agrees that, except for exterior features common to the inventions listed in Exhibit D, the external design for the Meters is the sole and exclusive property of Beckman. Unifet shall promptly disclose and assign to Beckman all inventions conceived or first reduced to practice by them or in accordance with their directions (whether patentable or not or made solely by them or jointly with others) and relating to the external design for the Meters. Such inventions are to become the property of Beckman whether or not patent applications are filed thereon. Unifet agrees that from time to time, upon request and without charge for their services beyond the payments herein specified, they will assist Beckman in every proper way during and subsequent to the term of this Agreement (entirely at Beckman's expense) to obtain for Beckman's benefit patents for such inventions in any or all countries of the world and that they will execute all papers (including assignments) and do all things that may reasonably be required in order to protect the rights of Beckman and vest in it all right, title and interest in and to such inventions, patent applications, and patents.

    1.6 PROPRIETARY INFORMATION - Unifet agrees not to disclose to any third party or publish, directly or indirectly at any time or use, except for furtherance of the purposes of this Agreement, any proprietary or confidential information of Beckman (including any information created by the design and development services of Paragraph 1.1) which they may obtain under this Agreement. Unifet represents that, with respect to any information, knowledge or data disclosed by them to Beckman, they have the full and unrestricted right to disclose the same without incurring legal liability to others, and that Beckman shall have the full and unrestricted right and license to use and publish the same as it may see fit, subject only to such prior rights in others as may arise under the patent and copyright statutes.

    1.7 TERMINATION AT WILL - Beckman may, in addition to its right to terminate this Agreement in accordance with Paragraph 11.2, also terminate this Agreement at will upon thirty (30) days prior written notice to Unifet. In the event of termination in accordance with this Paragraph 1.7 Unifet shall upon receipt of such notice use its best efforts to stop performance of the design and development services of Paragraph 1.1 in the least costly and most efficient manner possible and to otherwise minimize the expenses of Beckman. Unifet shall promptly after the expiration of the thirty (30) day notice period send Beckman an invoice for the time and expenses actually and reasonably incurred by Unifet in its performance of the services of Paragraph 1.1; provided that, in no event shall the cumulative total of such invoice plus all amounts theretofore paid by Beckman to Unifet under this Agreement exceed [*].




*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

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    2.0       PURCHASE AND SALE OF METERS

    2.1 PURCHASE AND SALE - Unifet shall manufacture, sell and deliver to Beckman and Beckman shall purchase and take from Unifet such quantities of the Meters and parts for the Meters as Beckman may order under this Agreement.

    2.2 CONFORMANCE WITH SPECIFICATIONS - Each Meter and part thereof manufactured and sold under this Agreement shall conform to the specifications of Exhibit A. Beckman may request changes or additions to the specifications. Unifet agrees to and shall negotiate in good faith and use its best efforts to incorporate such changes or additions into the Meters sold under this Agreement.

    2.3 TRADEMARKS AND TRADENAMES - Each Meter shall be packaged and labeled in accordance with the specifications of Exhibit A.

    2.4 CHANGES - Unifet shall not make any changes to the Meters, the software of the Meters, the source of raw materials and components used in the Meters or the method of manufacture or quality control thereof without the prior written approval of Beckman.

    2.5 FORECASTS AND ORDERING OF PRODUCT - Beckman shall, promptly after completion of fully integrated testing of the hardware and software for each Meter, provide Unifet with a written forecast of the quantity of each Meter which Beckman anticipates it will purchase from Unifet during each of the next twelve (12) months. A non-cancelable Beckman Purchase Order for the total quantity, if any, specified during the initial three (3) months of this Agreement, shall accompany the forecast. The remaining nine (9) months of the forecast shall be Beckman's best estimate of its requirements for each Meter from Unifet during such period. The forecast shall not be binding on either party and shall be used for planning purposes only.

    2.5.1 Subject to Article 6.0, Beckman shall, within ten (10) days of the end of each month, send Unifet a revised twelve (12) month forecast.
Beckman shall include with each revised forecast a non-cancelable Purchase Order for the quantities, if any, of each Meter specified in month three (3). The remaining nine (9) months of the revised forecast shall be Beckman's best estimate of its requirements for each Meter from Unifet during such period. The revised forecasts shall not be binding on either party and shall be used for planning purposes only.

    2.5.2 Unifet shall build Meters for Beckman only in response to a Beckman Purchase Order and not to a Beckman forecast.

    2.5.3 Each Beckman Purchase Order shall set forth the quantity to be purchased, the delivery date and shipping instructions.

    2.6 DELIVERY - Subject to Paragraph 2.6.1 Unifet shall deliver the Meters and parts thereof in the quantities specified in Beckman's Purchase Orders, FOB destination. Time is of the essence in Unifet's performance under this Agreement. Unifet understands and accepts that Beckman operates on a "just-in-time" manufacturing system and that the delivery date specified by Beckman is when Beckman needs the Meters and/or parts in-house. Accordingly, Unifet will plan, manufacture, test and provide adequate transportation time to assure that the delivery date is met. Unifet will promptly communicate to the Beckman Purchasing Agent any anticipated delays in delivery so that special shipping or other arrangements can be made. Unifet will be responsible for any extra shipping charges associated with or resulting from late shipments. Any disputes arising from delivery scheduling shall, to the extent possible, be resolved by the Beckman Purchasing Agent and the Unifet Account Manager. Any unresolved disputes shall be transferred to Beckman and Unifet Vice-Presidents for settlement.

    2.6.1 Subject to the provision hereafter, Beckman is not required to accept partial shipments; provided that, any quantity of each Meter in excess of one hundred and thirty percent (130%) of the forecast therefor provided to Unifet in the immediately preceding month may be delivered in such period after the specified delivery date as the parties agree is reasonable under the circumstances.

    2.7 RETURN MATERIAL AUTHORIZATION - Unifet agrees to promptly respond to all requests for return material authorizations and bear all freight and insurance costs associated with either Meters or parts which do not meet specifications or over shipments of the Meters.

    2.8 PRODUCT PROBLEM - Each party shall promptly communicate to the other all information which comes to its attention pertaining to adverse performance or product anomalies relative to or having a bearing on the Meters. Unifet shall promptly investigate and regularly report back to Beckman on its actions contemplated and taken to resolve all such problems.

    2.9 PRODUCT CORRECTIVE ACTION - Beckman shall be responsible for, coordinate and conduct any corrective action required for Meters sold hereunder to its direct and indirect customers. If such corrective action is caused by the failure or fault of Unifet to comply with Paragraph 2.2 or 4.1, then Unifet shall replace, at no cost to Beckman, all quantities of the Meters affected thereby.

    2.10 PURCHASE AND SALE FORMS - Any terms and conditions on either a Beckman Purchase Order or a Unifet Order Acknowledgment or any other document relating to the purchase, sale or transfer of Meters between the parties which are in conflict with any of the terms of this Agreement shall be null and void and without legal effect.

    2.11 IMPROVEMENTS - Unifet shall promptly disclose to Beckman any improvements to, or applicable to, the Meters and shall offer such improvements to Beckman. The parties shall, if Beckman desires to market or use such improvement, negotiate in good faith to provide Beckman marketing and territorial rights equivalent to those granted under this Agreement.

    3.0       PRICING AND PAYMENT TERMS

    3.1 PRICE - Subject to Paragraphs 3.2 and 3.5, the purchase price for each Meter sold by Unifet to Beckman under this Agreement shall be those shown in the Price List to be hereafter agreed by the parties and attached hereto as Exhibit E. Parts shall be sold to Beckman at Unifet's Standard Cost plus [*]. Unifet's Standard Cost shall be the cumulative total of Unifet's actual expenses for labor, materials and direct overhead applicable to the manufacture of such parts.


*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

    3.2 BECKMAN SUPPLIED PARTS - Beckman presently manufacturers certain parts and components which can be used in the Meters. If Unifet elects to use such Beckman parts in the Meters Beckman shall manufacture such parts for Unifet and transfer such parts to Unifet at no charge. Beckman shall notify Unifet of the standard cost for each such part. Unifet shall reduce the purchase price of Paragraph 3.1 for each Meter by the cumulative total of the standard costs for each of such Beckman parts in such Meter.

    3.3 PAYMENT TERMS - Beckman shall pay each Unifet invoice for Meters and/or parts within thirty (30) days of the latter of the receipt of the Meters or parts referenced on such invoice or the invoice.

    3.4 INVOICE INFORMATION - Unifet will include the following information on all invoices and packing slips: (i) Purchase Order number including the alpha character prefix, (ii) line item number, (iii) release number, and, on invoices, the packing slip number. Unifet understands and agrees that failure to comply with these requirements may delay payment.

    3.5 PRICE ADJUSTMENTS - The prices set forth in Exhibit E will remain firm for all orders placed through the second anniversary of this Agreement. Thereafter, pricing shall be reviewed on an annual basis, and adjusted upon agreement between Beckman and Unifet. Upon request of Beckman, Unifet shall provide written documentation relating to any requested price change, including Unifet's cost data for material, labor and overhead, and any other data deemed necessary by Beckman to establish and justify the equity of the proposed price change. If the parties cannot agree on a proposed price change the matter shall be submitted to mediation and arbitration in accordance with Paragraph 15.2.

    4.0       QUALITY ASSURANCE AND COMPLIANCE WITH LAWS

    4.1 WARRANTY - Unifet warrants that the probe shall for a period of six (6) months and the remainder of the Meters and parts therefor shall, for a period of three (3) years be free from defects in materials and workmanship and conform to each and all of the specifications therefor in attached Exhibit A.
In both cases time shall be calculated from shipment of the Meters to Beckman or Beckman's designee. Unifet shall replace any Meter, part or probe which fails to comply with the foregoing warranty.

    4.2 QUALITY TESTING - Unifet agrees to and shall, prior to shipment of any of the Meters sold hereunder, perform each of the quality tests specified in Exhibit F on such Meter. Unifet shall provide a Certificate in a form mutually agreed upon by the parties specifying conformance to the preceding sentence and the numerical or other results of such testing.

    4.3 LEGAL COMPLIANCE AND INSPECTIONS - Unifet shall comply with all Federal, State and local laws and regulations applicable to the Meters and their manufacture. No article shipped pursuant to this Agreement will be produced in violation of any provision of the Fair Labor Standards Act of 1938 as amended. The provisions of Section 202 of Executive Order 11246 and Sections 60-1.4, 60-1.7 and 60-1.8 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin, Section 60-741.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap and Section 60-250.4 of Chapter 60 of 41 Code of Federal Regulations as amended, providing for the employment of disabled veterans and veterans of the Vietnam era. Each of such regulations are hereby incorporated by reference to the same extent and with the same force and effect as if set forth herein in full. Unifet shall make its facilities, personnel and all regulatory records and documents (subject to a right by Unifet to blackout or otherwise excise specific proprietary information from such records and documents) available to Beckman at all reasonable times upon reasonable notice to allow such inspections and investigations as Beckman shall reasonably require to assure itself of Unifet compliance with all legal and regulatory standards pertaining to the Meter.

    4.4 QUALITY GOAL - Beckman's quality goal is to receive, and Unifet's quality goal is to supply, defect-free material. Accordingly, the parties agree to a "zero-defect" objective. Unifet understands Beckman's supplier philosophy and quality supplier principles, and accepts those principles as the basis of the relationship between Unifet and Beckman. Unifet and Beckman agree to communicate openly and to work together on quality programs to achieve long-term success for the businesses involved. Meetings to review progress will be held. This Paragraph 4.4 is not intended to impose on either party any legal obligations additional to those imposed by the other sections of this Agreement. It is intended simply to recognize the quality focus on which the parties' business relationship is based.

    5.0       RIGHTS TO BECKMAN

    5.1 EXCLUSIVE SELLER AND DISTRIBUTOR - Unifet hereby appoints Beckman, and Beckman accepts appointment, as Unifet's sole and exclusive seller and distributor throughout the world for the Meters designed for Beckman under this Agreement.

    5.2 RESTRICTIONS ON UNIFET - Unifet shall not promote or sell the Meters designed for Beckman under this Agreement to any third party nor shall Unifet accept any orders for such Meters from any third party anywhere in the world. Nothing contained herein shall preclude Unifet from promoting or selling meters of a different design.

    6.0       MARCH IN RIGHTS

    6.1 MARCH-IN RIGHTS - Beckman shall, on the occurrence of any of the following events have the right to cancel any outstanding Purchase Orders for the Meters, to be thereafter relieved of its obligations to purchase the Meters from Unifet and to immediately exercise the right to manufacture of Paragraph
6.4 and the option for license of Paragraph 6.5:

    (a) Unifet is unable or unwilling to accept a Beckman Purchase Order for Meters; or,

    (b) Subject to Paragraph 2.6.1, Unifet has not supplied at least eighty percent (80%) of the quantities set forth in two (2) successive Purchase Orders for Meters; or,

    (c) Two (2) successive shipments or three (3) shipments in the previous twelve (12) months have failed, in whole or in part to meet the specifications of Exhibit A.

    6.2 ESCROW OF KNOW HOW - Unifet shall, not later than sixty (60) days after receipt of the Beckman forecast of Paragraph 2.5, transfer to an escrow selected by Beckman and acceptable to Unifet all of the technology, data, know how and process information necessary or useful to make, use, quality control, package, store and ship the Meters. Included within such know how, by way of example and not limitation, shall be the source code, code descriptions and fields for each Meter's software, the name and address of each vendor that Unifet then uses for each of the parts and components for the Meters, a complete parts list for each Meter, and wiring diagrams and manufacturing instructions for each Meter. Completion of the escrow by Unifet in accordance with this Paragraph is material to this Agreement.

    6.3 INSTRUCTIONS FOR ESCROW - The instructions for the escrow shall be prepared jointly by the parties and, at a minimum shall include: (a) inspection by Beckman of the escrowed material to assure completeness, and (b) immediate transfer to Beckman of the escrowed material on receipt by the escrow of written notice from Beckman that one or more of the conditions of Paragraph
6.1 have occurred. A copy of the notice to the escrow shall be sent to Unifet. Beckman shall pay all of the expenses of the escrow.

    6.4 BECKMAN MANUFACTURE - Beckman may, on the occurrence of any of the events of Paragraph 6.1 manufacture the Meters on its own or have third parties manufacture the Meters on its behalf.

    6.4.1 Beckman's exercise of its right under Paragraph 6.4 shall not alter or modify Beckman's rights under Paragraph 5.1 and Unifet's duty under Paragraph 5.2.

    6.5 OPTION TO BECKMAN - Unifet hereby grants to Beckman and Beckman accepts an option to receive a non-exclusive, worldwide, royalty-bearing, non-cancelable license under any patents, copyrights, know-how or trade secrets now or hereafter owned or Controlled By Unifet and necessary or useful to make, use and sell the Meters. For purposes of the present Agreement, the term "Controlled By" means the right in Unifet or any division or subsidiary of Unifet to grant licenses, rights or immunities under the controlled material, either with or without a corresponding obligation on the part of Unifet to account or report to another because of such grant.

    6.6 EXERCISE OF OPTION - Beckman may by written notice to Unifet, exercise the option of Paragraph 6.5 at any time upon the occurrence of any of the events of Paragraph 6.1. Such license shall become effective, without the need for further acts or action on the part of Unifet, as of the date Beckman sends such notice.

    6.7 ROYALTIES - Beckman shall pay Unifet a running royalty of: [*] of the purchase price of Paragraph 3.1 in effect at the time of exercise of Paragraph 6.6 for all Meters manufactured by or for Beckman under Paragraph 6.4.

    6.8 ROYALTY PAYMENTS - Beckman shall, within sixty (60) days following each calendar quarter commencing with the quarter wherein it makes its first sale of a Meter subject to the royalty provisions of Paragraph 6.7, submit to Unifet an accounting report of: (a) the quantity of such Meters sold by Beckman, and (b) the royalty earned by Unifet as a result thereof.



*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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    6.8.1     In the event Beckman shall be required by any taxing authority to pay or withhold taxes on account of a tax liability of Unifet with respect to royalties payable under this Agreement, Beckman shall have the right to withhold such taxes, or pay such taxes to the local taxing authority on behalf of Unifet, as the case may be, and make a corresponding reduction in the royalty payment due to Unifet; provided, however, that Beckman shall first notify Unifet of such taxes, allow Unifet to protest such taxes prior to withholding or payment, and shall furnish to Unifet proof of any such taxes withheld and/or paid by Beckman for the benefit of Unifet.

    6.9 BOOKS AND RECORDS - Beckman shall keep or cause to be kept books, records and accounts in accordance with good accounting practice and principles consistently applied covering its sales to third parties of Meters manufactured under Paragraph 6.4 and containing all information necessary for the true and accurate determination of the amounts earned and paid hereunder. Beckman shall, not more than once per year and upon prior written notice by Unifet, permit an accountant appointed and paid for by Unifet to review the previous two (2) years' books, records and accounts to verify the amounts earned by Unifet and paid by Beckman hereunder. Accounting reports supplied by Beckman which are more than two (2) years old shall be conclusively presumed to be correct.

    6.9.1 Any deficiency identified by the accountant between the amounts actually earned by Unifet under Paragraph 6.8 and the amounts reported to be earned and paid by Beckman shall be paid to Unifet within thirty (30) days of receipt by Beckman of the accountant's report. Any overpayment shall, at the option of Beckman, be a credit towards future royalties or reimbursed by Unifet to Beckman.

    6.9.2 The termination of this Agreement for any reason shall not prejudice Unifet's right, for at least one (1) year subsequent to such termination, to examine Beckman's books, records and accounts. A final accounting and the royalty due and payable by Beckman to Unifet, if any, shall be provided to Unifet within sixty (60) days of the termination of this Agreement.

    6.10 PROSECUTION OF INFRINGERS - If at any time during the term of this Agreement Beckman believes that a product covered by a claim of any patent owned or Controlled By Unifet has been used, manufactured or sold by a third party in any country where Beckman is selling the Meters it shall promptly notify Unifet thereof in writing. Such notice shall include all documentation and other information then in Beckman's possession relative thereto. Unifet shall have ninety (90) days from receipt of such notice to file suit against such third party or to otherwise halt such infringement. All costs, disbursements and expenses of such suit shall be borne by Unifet. All damages recovered in such suit shall be retained by Unifet for its own benefit to compensate it for losses resulting from such infringement, and Unifet shall not be liable in any way to account to Beckman therefor. Beckman shall, at the request and expense of Unifet or may on its own motion and at its own expense, join in any suit for such infringement; provided, however, that Unifet shall have the sole and exclusive right to control such suit, and shall have the right to terminate, compromise or otherwise settle such suit upon any terms it deems appropriate not inconsistent with this Agreement.

    6.11 If Unifet fails to bring suit or otherwise foreclose such manufacture or sale as provided in Paragraph 6.10, then after said ninety (90) days Beckman may withhold any royalty payment due under Paragraph 6.8 for the Meters in the affected countries until such infringement shall be terminated or Unifet commences and diligently pursues steps to halt such manufacture or sale. Such election by Beckman shall not effect the continuing nature of the rights and licenses granted pursuant to this

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Agreement and Beckman shall continue to report and pay royalties as required by
Paragraph 6.8 for sales of the Meters in the remaining, unaffected countries.

    6.12 CONFLICTING PATENTS - If, at any time during the life of this Agreement, Beckman shall discover that the Meters or the use of the Meters is covered by a patent owned by a third party Beckman may negotiate with such person, firm or corporation for a license on such terms as Beckman deems appropriate. Should such license agreement require the payment of earned royalties on the Meters or their use, the earned royalties otherwise payable to Unifet under Paragraph 6.7 shall be reduced by the same amount that earned royalties are paid to such other person, firm or corporation but such reduction shall not exceed [*] of the earned royalties otherwise payable under Paragraph 6.7.

    6.13 TERM OF OBLIGATION - Beckman's obligation to pay royalties under Paragraph 6.7 for Meters manufactured by it under Paragraph 6.4 shall continue for the term of this Agreement.

    7.0       CONFIDENTIALITY

    Each party shall maintain in confidence any information received during the term of this Agreement from the other party in written or graphic form or other tangible medium of expression that is marked confidential and shall neither publish, disseminate nor disclose such information to any third party nor use such information except for the furtherance of the purposes of this Agreement without the express written permission of such other party. Subject to the next sentence, the foregoing obligations of confidentiality and non-use shall continue for three (3) years after the expiration of this Agreement. The obligation of the first sentence shall not apply to any information which is:
(a) now or hereafter comes into the public domain, or (b) which is already in the possession of the receiving party other than as a result of having received it from the disclosing party and as shown by written records, or (c) is brought to the receiving party by a third party who does not require that it be maintained confidential or (d) is independently developed by the receiving party without use of or access to the information of the disclosing party. Upon termination of this Agreement, each party shall, at the other party's request, destroy or return to such other party all copies of such information; provided that, counsel for each receiving party may retain one (1) copy of such information solely for the purpose of monitoring such party's obligation of confidentiality under this Agreement.

    8.0       THIRD PARTY PATENTS

    Unifet agrees to and shall defend, indemnify and hold Beckman and its customers harmless, including attorneys fees necessary to consider, advise and defend, from and against any suit, proceeding, claim or loss and any damages or penalties awarded therein so far as such suit or proceeding is based upon an assertion that the manufacture, use or sale of the Meters purchased from Unifet under this

*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Agreement constitutes an infringement of any Letter Patent or copyright. If the Meters are, in such suit or proceeding, held to infringe and their further manufacture, use or sale is enjoined Unifet shall, at its sole cost and expense, either: (1) procure for Beckman and its direct and indirect customers, the right to continue using and selling the Meters, (2) replace the same with a non-infringing equivalent, or (3) modify the Meters so that, they become non-infringing.

    9.0       REGULATORY REQUIREMENTS

    Unifet shall use its best efforts to provide to Beckman any data or information in Unifet's possession or under its control which would assist Beckman in obtaining or satisfying any legal or regulatory requirement anywhere in the world that must be met before the Meters can be used or sold for the purposes intended by Beckman.

    10.0      INDEMNIFICATIONS AND INSURANCE

    10.1 HOLD HARMLESS - Unifet agrees to and shall defend, indemnify and hold Beckman, its employees, agents and officers harmless, including attorneys fees necessary to consider, advise and defend, from and against any suit or proceeding alleging injury to persons, including death, or property and any liability, damages or penalties awarded therein and resulting from or arising out of Unifet's negligence in the design, manufacture, storage or transport of the Meters prior to their receipt by Beckman. Beckman agrees to and shall defend, indemnify and hold Unifet, its employees, agents and officers harmless including attorneys fees necessary to consider, advise and defend, from and against any suit or proceeding alleging injury to persons, including death, or property and any liability, damages or penalties awarded therein and resulting from or arising out of Beckman's negligence in handling, storage or transport of the Meters after receipt thereof from Unifet.

    10.2 INSURANCE - Each party shall at all times during the term of this Agreement self insure for, or purchase and maintain, comprehensive general liability insurance including products liability, contractual liability and broad form property damage with combined single limits for bodily injury and/or death and property damage of $1,000,000 for any one occurrence. Such insurance shall also require thirty (30) days, prior written notice of cancellation or material change in coverage. The insurance to apply to any claim will be governed by Paragraph 10.1 and with respect to a party's indemnification obligations thereunder, provide that such insurance is primary without right of contribution from any other insurance which might otherwise be available to the insured party and provide that in the event of loss payment under a policy the insurer shall waive any rights of subrogation against the insured party and shall waive any set-off or counterclaim or any other deduction whether by attachment or otherwise as respects the activities under this Agreement.

    11.0      TERM AND TERMINATION

    11.1 TERM - Subject to the proviso hereafter the term of this Agreement shall be eight (8) years from the last date in time adjacent to the signatures on the last page of this Agreement; provided that, if in any calendar year beginning after the second anniversary of such signing Beckman has not purchased a cumulative total of at least five hundred (500) Meters Unifet may terminate this Agreement on six (6) months prior written notice to Beckman.

    11.2 TERMINATION FOR CAUSE - Should either party be in default as to any material term of this Agreement and fail to remedy same within thirty (30) days after receipt of written notice of such default by the non-defaulting party, then the nondefaulting party shall have, in addition to all other remedies available at law or in equity, the right to terminate this Agreement upon delivery of written notice of termination to the defaulting party, provided that:

    (a) Such notice specifies with particularity the basis for such default.

    (b) Such termination shall only relieve the parties of obligations which would have arisen under this Agreement after the effective date of termination and shall in no way relieve the parties from any obligations existing on the date of such termination.

    (c) The failure of the non-defaulting party to terminate this Agreement for any cause shall not constitute a waiver of such right in the future as to any subsequent default.

    12.0      NOTICES

    All notices provided for in this Agreement shall be in writing and shall be considered delivered when they are deposited in the United States mail, registered first class or air mail postage prepaid, addressed to the respective parties as follows:

    If to Beckman:      BECKMAN INSTRUMENTS, INC.
                        Analytical Development Center
                        2500 Harbor Boulevard
                        Fullerton, CA 92634
                        Attention:  General Manager

    with a copy to:     BECKMAN INSTRUMENTS, INC.
                        2500 Harbor Boulevard
                        Fullerton, CA 92634
                        Attention:  General Counsel

    If to Unifet:       UNIFET, INC.
                        11021 Via Frontera, Suite 200
                        San Diego, California 92127


    13.0      SEVERABILITY

    In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall have no effect on the remaining provisions and they shall continue in full force and effort.

    14.0      ASSIGNMENT

    Neither party shall assign this Agreement to another without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an affiliate or a successor in ownership of all or substantially all of the business assets to which this Agreement pertains. Any other purported assignment shall be void. This Agreement shall be a binding obligation of the heirs, successors and permitted assigns of all the right, title and interest of either party hereto.

    15.0      LAW GOVERNING AND CONSTRUCTION

    15.1 GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the State of California as if it had been delivered in California and all acts performed or to be performed had been fully and entirely performed in California and notwithstanding any conflicts of laws provisions of California. Both parties agree to use their best efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from transactions pursuant to Paragraph 15.2.

    15.2 MEDIATION AND ARBITRATION - Any controversy or conflict involving this Agreement, its interpretation or the respective rights or obligations of the parties shall first be submitted to their respective Vice-Presidents for resolution. If they cannot agree, the controversy shall be submitted to mediation to be held in a mutually agreeable neutral place. If the parties still cannot settle the controversy or reach an accommodation, the matter shall be submitted to binding arbitration to be conducted in Orange County, California in accordance with the following rules:

    (a) There shall be a panel of three (3) arbitrators, all of whom shall be lawyers. If the parties cannot agree on the selection of the three (3) then each shall pick one (1) arbitrator and the two (2) so chosen shall select the third.

    (b) All disputes which are not specifically raised by the parties in the arbitration process shall be forever waived.

    (c) The arbitration proceeding shall be governed by (i) the rules and understandings set forth in this Paragraph 15.2 or as hereafter agreed upon in writing by the parties, and (ii) to the extent not inconsistent with such rules and understandings, by the Commercial Arbitration Rules of the American Arbitration Association.

    (d) The parties agree to refrain from filing a lawsuit with regard to any aspect of their controversy and to abide by and perform any award rendered by the arbitrators. The parties further agree that a judgement of a California Court having jurisdiction may be entered upon the award and an execution may be issued for its collection. The parties further agree not to contest the jurisdiction or execution of the California Court.

    (e) At least two (2) of the panel of arbitrators must agree on each point in controversy for an award to be rendered.

    (f) The arbitration hearing shall be convened within forty-five (45) days of request therefor by either party. The request shall be in writing and sent in accordance with Article 12.0. The hearing shall be limited to three days: Each party shall have a maximum of eight (8) hours to put on its main case and four (4) hours for rebuttal. Neither party shall engage in extended cross-examination or other tactics which have the effect of substantially altering this allocation.

    (g) The parties agree to exchange all documents they intend to produce at the hearing at least thirty (30) days in advance of the opening of the arbitration hearing. There will be no taking of depositions, serving of interrogatories or any other form of discovery and neither party may compel the appearance of the other party's employees, officers, directors or consultants.

    (h) The arbitrators decision must be rendered within thirty (30) days after completion of the arbitration hearing.

    (i) A transcript may, at the option of the parties, be made. Either party may, at its expense, tape record or video tape the proceedings.

    (j) All applicable common law or statutory privileges such as attorney-client or attorney work product shall be applicable to the arbitration proceedings.

    (k) Either party may, at its option, use prepared testimony as long as the witness whose testimony is so presented is available to the other party for cross-examination.

    (l) Each party shall bear its own expenses for the arbitration and they shall each share equally in the expenses and fees of the arbitration panel.

    15.3 MUTUALITY - This Agreement has been drafted after considerable negotiation by the parties and on the basis of mutual understanding; neither party shall be prejudiced as being the drafter thereof.

    16.0      PUBLIC STATEMENTS

    Neither party shall make any public announcement or authorize or author any statement to the press regarding this Agreement or any of its terms or conditions or the relationships between the parties created by this Agreement without the prior written permission of the other party. The terms and conditions of this Agreement shall be maintained as confidential in accordance with Article 8.0 hereof.

    17.0      RELATIONSHIP CREATED

    The relationship created by this Agreement shall be strictly that of a supplier and purchaser. Neither party is hereby constituted an agent or legal representative of the other party for any purpose whatsoever, and is granted no right or authority hereunder to assume or create any obligation, express or implied, or to make any representations, warranties or guarantees on behalf or in the name of the other party, except to the extent that such right or authority, or such representations, warranties or guarantees are expressly provided for in this Agreement.

    18.0      ENTIRE AGREEMENT, MODIFICATION

    18.1 ENTIRE AGREEMENT - This instrument contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes all previous negotiations, representations, understandings, promises or conditions, both written and oral, heretofore made between the parties with respect to the subject matter hereof.

    18.2 MODIFICATION - No waiver, alteration or modification of this Agreement shall be valid unless made in writing and signed by a duly authorized representative of Beckman and Unifet.

    IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives as of the last day and year adjacent the following signatures.

BECKMAN INSTRUMENTS, INC.         UNIFET, INC.

By /s/ J. P. Quick      By /s/ W. Jerry Mezger
  ----------------         --------------------
Date June 8, 1994        Date  June 6, 1994
     -------------            -----------------

                         EXHIBIT A:  Product Specificiations

                                         [*]






*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                  EXHIBIT B - Beckman pH Meter Development Schedule

                                         [*]










*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

               EXHIBIT C - Beckman pH Meter Development Payment Shedule

                                         [*]












*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

          EXHIBIT D - List of UniFET Prior Technology as of October 1, 1993

                                         [*]













*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

           Exhibit E.  Beckman pH Meter Purchase Agreement Pricing Schedule

                                         [*]













*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                 EXHIBIT F - PRODUCT QUALITY TESTING SPECIFICIATIONS

                                         [*]















*   CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

  1050 Page Mill Road, Box 10200, Palo Alto, CA 94303-0803   -   (415) 857-1150
  _____________________________________________________________________________
                                       BECKMAN

                                                                August 4, 1995

Mr. W. Jerry Mezger
President and Chief Executive Officer
Unifet, Incorporated
11077 North Torrey Pines Road
La Jolla, CA 92037

Dear Jerry:

During our recent meetings you have represented that you wish to maintain the business relationship between Beckman and Unifet as described in our Agreement of June 8, 1994 ("the Agreement") and that you now have the funding and personnel to engineer and produce the product. You have also acknowledged our desire to obtain a "pass-through" product of high quality which we can deliver to our customers with confidence and which will not adversely reflect upon Beckman's reputation as a supplier of quality products.

You have previously expressed your reluctance to comply with the escrow requirements because of your concern that Beckman would immediately exercise its "march-in" rights. I have been informed that since our last meeting your have delivered certain manufacturing drawings although we believe these to be incomplete (We are working to identify missing documentation). Also additional documentation will be due as your complete your manufacturing process for the meters and probes and as engineering and manufacturing modifications are made in the future.

It is Beckman's opinion that Unifet has not complied with its duties under the Agreement and that Beckman currently has the right to exercise its "march-in" rights thereunder. However, in order to do everything possible to preserve the relationship between us, we have not yet done so and will not do so as long as Unifet strictly complies in the future with the agreements reached at those meetings and the milestones established and the other terms of the Agreement.

W. Jerry Mezger
August 4, 1995
 Page 2

So that we may move forward with confidence, we propose the following:

    1) A new Exhibit A will be developed setting forth precise specifications (due date August 8, 1995).

    2) A detailed final inspection test procedure and acceptable ranges (a new Exhibit F) will be finalized and a Certificate of Compliance agreed upon (See PARA4.2) (due date August 8, 1995).

    3) Unifet will immediately submit for our inspection and deposit into Escrow the remaining existing technology (e.g. Software related documentation other than source code, documentation on the FET) and the prompt submission of other technology as it is developed. (See PARA 6.2) (due August 11, 1995 and ongoing).

    4)   Paragraph 2.5.1 is amended in its entirely to read as follows:

         2.5.1 Subject to Article 6.0, Beckman shall, within ten (10) days of the end of each month, send Unifet a revised twelve (12) month forecast. Beckman shall include with each revised forecast a non-cancelable Purchase Order for the quantities, if any, of each Meter specified in month three (3). Unifet shall not be required to accept, without its consent, any order which specifies any quantity of each Meter (i.e. pH meter or probe) in excess of one hundred thirty percent (130%) of the quantity provided to Unifet in the immediately preceding revised forecast but Unifet's rejection thereof shall only apply to such excess. The remaining nine (9) months of the revised forecast shall be Beckman's best estimate of its requirements for each Meter from Unifet during such period. The revised forecasts shall not be binding on either party and shall be used for planning purposes only.

    5)   Paragraph 2.6.1 is amended in its entirety to read as follows:

         2.6.1   Beckman is not required to accept partial shipments.

    6)   Paragraph 6.1(c) of the Agreement is modified to read as follows:

W. Jerry Mezger
August 4, 1995
 Page 3

              (c) More than three percent (3%) of the pH meters and/or more than three percent (3%) of the probes delivered to Beckman have failed to meet the specifications of Exhibit A in two
                   (2) successive shipments or in three (3) shipments in the previous twelve (12) months.

This letter and any of the provisions hereof shall not absolve Unifet of any prior breach of the Agreement and all rights and remedies existing in favor of Beckman on the date hereof are hereby preserved.

If you agree with the foregoing and the amendments to the Agreement, I would appreciate your signing the enclosed copy of this letter and returning it to me.

If you have any questions please do not hesitate to call me.

                             Very truly yours,

                             /s/ JACK P. FINNEY

                             Jack P. Finney
                             Vice President, Manager
                             Centrifugation Department
                             Center

PRH:JPF:jd
cc: P. R. Harder/Fullerton
    R. Norum/Fullerton

APPROVED AND AGREED TO:

Unifet, Incorporated


By   /s/ W. JERRY MEZGER
  ----------------------------------
  W. Jerry Mezger,
  President and CEO

Date  8-8-95
    ------------------------------------